Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-192005) and Registration Statement on Form S-8 (Nos. 333-181667, 333-153397, 333-151272, 333-121125, 333-101225, 333-85366, and 333-208698) of MEDNAX, Inc. and its subsidiaries of our report dated February 11, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 11, 2016 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

February 11, 2016